May 10, 2005

Christopher M. Franey

Dear Christopher:

On February 11, I wrote to you and set forth the terms of a separation agreement that ViewSonic Corporation (the “Company”) was offering to you to aid in your employment transition. After further discussion, you and the Company have agreed to enter into a legally binding severance agreement (“Agreement”) on the following terms:

1.    Separation.  You were relieved of all duties and responsibilities as President, ViewSonic Americas on February 11, 2005. Since that date, the Company has voluntarily continued to pay your base salary and provide benefits (other than performance and incentive compensation) while we negotiated the terms of this Agreement. In light of the twenty-one and seven day periods (described in Section 13 below) afforded you to consider and revoke your acceptance of this Agreement, your employment with the Company will terminate on April 30, 2005 (“Termination Date.”) You will continue to receive your base salary and accrue all benefits (other than performance and incentive compensation) until the Termination Date.

2.    Severance Pay and Benefits.  If you sign and do not revoke this Agreement within the time afforded you to do so, and you comply with all of your obligations herein, the Company will provide you with the following severance pay and benefits:

(a)    Lump Sum Severance Payment:  On the later of your Termination Date or the Effective Date of this Agreement as defined in Section 13 below, the Company will pay you the gross amount of One Hundred Ninety Three Thousand Eight Hundred Seventy-Four Dollars and Twelve Cents ($198,874.12) which after appropriate withholding and payroll deductions yields a net amount of One Hundred Thirty-Nine Thousand Three Hundred Twenty-Four Dollars and Fifty-Five Cents ($139,324.55), which is equal to your current base salary for the period from May 1, 2005, to January 10, 2006.

(b)    Performance/Incentive Bonus.  As of February 11, 2005, you are not eligible to participate in any performance and/or incentive bonus programs.

(c)    Benefits.  Your eligibility for all benefits, including but not limited to PTO, health, life, and disability insurance, 40lk, and stock option vesting, shall end on your Termination Date.

(d)    Letter of Recommendation:  The Company will provide you with a letter of recommendation signed by James Chu describing your continuous years of service.

(e)    Income Tax Matters:  You and the Company will abide by the terms previously agreed upon to resolve all issues concerning the reporting and payment of income taxes, penalties, interest, and related liabilities in the United States and United Kingdom. The Company shall defend, indemnify and hold you harmless in accordance with those terms, provided you fulfill your obligations including, but not limited to, cooperating in good faith with the Company and its attorneys and accountants, providing necessary information, and executing additional documents as necessary or appropriate to carry out the terms previously agreed upon. The term “previously agreed upon” as used herein does not require the payment of any monies by you, whether for taxes, interest, or penalties, to the United States, the United Kingdom, or the Company.

(f)    Outplacement Assistance:  The Company will provide you with outplacement assistance at the Company’s expense through its provider Right Management.

3.    Accrued Salary and Paid Time Off.  On the Termination Date, the Company will pay you all accrued salary, and all accrued and unused Paid Time Off earned through the Termination Date, subject to standard payroll deductions and withholdings. You are entitled to payment for accrued and unused PTO regardless of whether you sign this Agreement.

4.    Health Insurance After the Termination Date.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Termination Date.

5.    No Other Compensation or Benefits Thereafter.  You acknowledge that except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits (including, but not limited to, long term disability, short term disability or life insurance) after the Termination Date.

6.    Expense Reimbursements.  Prior to your signing this Agreement, the Company will have paid you the sum of Fourteen Thousand Five Hundred Forty Two Dollars and Thirty One Cents ($14,542.31) as the final payment toward your relocation expenses. You acknowledge that the Company has fully reimbursed you for all business expenses for which are entitled to reimbursement under Company policy or by agreement including, but not limited to, relocation and temporary housing expenses, and that, except as otherwise expressly provided herein, the Company shall have no further obligation to pay or reimburse you for any other expenses in connection with your employment.

7.    Return of Company Property.  You represent that you have made a diligent search and have already returned to the Company all Company documents (in electronic, paper or any other form as well as all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You agree to make a diligent search for all such Company property. If you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. You agree that, after the Termination Date, you will neither use nor possess Company property.

8.    Proprietary Information Obligations.  You acknowledge your continuing obligations under your Employee Confidentiality and Invention Assignment Agreement, which you entered into when you began your employment with ViewSonic.

9.    Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose or discuss the terms of this Agreement to any current or former Company employee. Moreover, you agree that all negotiations and discussions regarding this Agreement are confidential settlement discussions and shall be treated as such for evidentiary purposes.

10.    Nondisparagement.  You agree not to disparage the Company, and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to it or them, or to its or their business, business reputation or personal reputation; provided that you shall respond accurately and fully to any question, inquiry or request for information when required by legal process. You further agree that any breach of this provision on your part shall be considered a material breach of this Agreement and therefore shall excuse ViewSonic’s further performance under this Agreement in addition to any other remedies that may be available to Viewsonic. You agree that this liquidated damages provision is reasonable under the circumstances existing at the time this Agreement is made. The Company likewise agrees that its management shall not disparage you in any manner likely to be harmful to your future employment, business reputation, or personal reputation, provided you refer all inquiries about you to the attention of Tim Ashcroft and respond accurately and fully to any question, inquiry, or request for information when required by legal process.

11.    No Workers’ Compensation Claims.  You acknowledge and agree that you have not filed any claims for workers’ compensation, short-term disability, or long-term disability nor are you aware of any medical condition that could give rise to such a claim.

12.    Release by You.  In exchange for the severance pay and benefits to be provided under this Agreement. and other consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), or the California Fair Employment and Housing Act (as amended)(“FEHA”).

13.    ADEA Waiver.  You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights and claims concerning age discrimination you may have under the ADEA and FEHA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any claims that may arise after the Effective Date of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days from receipt of this letter within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement by notifying the Company in writing; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company and not revoked by you (“Effective Date”).

14.    Section 1542 Waiver.  In granting the release herein, which may include claims that are unknown at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” The parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims herein.

15.     Partial Release By Company.  In consideration for your fulfilling your obligations under this Agreement, the Company hereby releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement, except that this release shall not extend to: (1) claims based on willful or fraudulent acts or omissions by you; (2) claims that may arise after this Agreement is executed; and (3) claims arising at any time out of your obligations to protect the Company’s proprietary information. You represent that you have disclosed to the Company all the facts and circumstances surrounding any claims of which you have actual or constructive knowledge that any third party may assert against the Company based on your acts or omissions.

16    Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or prior agreements with the Company. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

ViewSonic Corporation

By: /s/ Tim Ashcroft
  Tim Ashcroft, Vice President Corporate HR

Accepted and Agreed:

/s/ Christopher M. Franey
Christopher M. Franey

Date:  May 2, 2005